As filed with the Securities and Exchange Commission on ________________, 1998
                                                       Registration No. ________

                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549
                                  -----------------
                                       FORM S-3
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                                   ----------------
                                  REGIS CORPORATION

                (Exact name of registrant as specified in its charter)
          Minnesota                                        41-0749934
 (State or other jurisdiction of                       (I.R.S. Employer
  incorporation or organization)                        Identification No.)

                                 7201 Metro Boulevard
                                   Edina, MN 55439
                                    (612) 947-7777

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  -----------------

                                 Bert M. Gross, Esq.
                      Senior Vice President and General Counsel
                                 7201 Metro Boulevard
                                Minneapolis, MN 55439
                                    (612) 947-7350
(Name, address, including zip code, and telephone number, including area code, of agent for service)

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                                  -----------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans,
please check the following box.    / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box.   /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.     / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.    / /

                                  -----------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                           CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
  Title of Each Class of     Amount to be    Proposed Maximum   Proposed Maximum        Amount of
     Securities to be         Registered      Offering Price   Aggregate Offering    Registration Fee
        Registered                            Per Share (1)         Price (1)
-----------------------------------------------------------------------------------------------------
       Common Stock,        500,000 shares       $29.625           $14,812,500          $4,369.69
      $.05 par value
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------

(1) Estimated solely for the purposes of calculating the registration fee under Rule 457(c) based on the average of the high ($29.875) and the low ($29.375) prices for such shares on the NASDAQ National Market System on March 30, 1998.

                                    500,000 Shares

                                  REGIS CORPORATION

                                     Common Stock

                             ---------------------------

     The 500,000 shares of Common Stock offered hereby (the "Shares"), are being offered by Regis Corporation (the "Company"). See "Use of Proceeds."

     The Company intends that sales of the Shares may be made from time to time in the over-the-counter market, through negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Shares may be offered as separate series in amounts, at prices, and on terms to be set forth in one or more supplements to this Prospectus. The Company may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Company or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Plan of Distribution."

     No period of time has been fixed within which the Shares may be offered or sold. The Company will initially pay all expenses with respect to this offering.

     The Common Stock is quoted on the NASDAQ National Market System under the symbol "RGIS." On March 30, 1998, the last sale price of the Common Stock as reported by NASDAQ was $29.6875 per share. The Common Stock is being offered on a delayed or continuous basis.

     This Prospectus may not be used to consummate sales of the Shares unless accompanied by the Prospectus Supplement applicable to the Shares being sold.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





                    The date of this Prospectus is March 31, 1998

                                     THE COMPANY

     The Company is incorporated in the State of Minnesota and has its principal executive office at 7201 Metro Boulevard, Minneapolis, Minnesota 55439. The Company telephone number is (612) 947-7777.

                                AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facility maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048 and the CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding registrants such as the Company that file electronically. The Common Stock is quoted on the NASDAQ National Market System and reports, proxy statements and other information regarding the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     This Prospectus constitutes a part of the Registration Statement on Form S-3 filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company. Any statements contained herein concerning the provisions of any contract, agreement or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement, including the exhibits thereto, may be inspected without charge to the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office at prescribed rates.

                  INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents are incorporated herein by reference:

1. The Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997;

2. The Registrant's Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 1997, and December 31, 1997;

3. The description of the Registrant's capital stock contained in Amendment No. 2 to Form S-1 Registration Statement No. 33-70142 filed with the Commission on November 19, 1993.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated into this Prospectus by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to: Regis Corporation, 7201 Metro Boulevard, Minneapolis, Minnesota 55439 (telephone:
(612) 947-7777).

                                   USE OF PROCEEDS

     Except as otherwise provided in the applicable Prospectus Supplement, the Company intends to use the net proceeds from this offering for general working capital purposes and to finance possible acquisitions of other businesses in the hairstyling and hair care products industry.

                                 PLAN OF DISTRIBUTION

     Except as otherwise specified in the applicable Prospectus Supplement, the Company may sell the Shares from time to time in transactions in the over-the-counter market, through negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with this offering, an underwriter and its affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Exchange Act pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The underwriter also may create a short position for the account of the underwriter by selling more Common Stock in connection with the offering that it is committed to purchase from the Company, and in such case may purchase Common Stock in the open market following completion of the offering to cover such short position. Any of the transactions described in this paragraph may result in the maintenance of the price for the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph are required, and, if they are undertaken, they may be discontinued at any time.

     Sales may be made pursuant to this Prospectus to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Company or the purchasers of Common Stock for whom such broker-dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Any broker-dealers or other persons acting on the Company's behalf in connection with the sale of Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit realized by them on the resale of the Shares as principals may be deemed to be underwriting commissions under the Securities Act. No period of time has been fixed within which the Shares may be offered or sold.

                                    LEGAL OPINIONS

     The validity of the Common Stock being offered hereby will be passed upon for the Company by Bert M. Gross, General Counsel of the Company.

                                       EXPERTS

     The consolidated balance sheets as of June 30, 1996 and 1997 and the consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended June 30, 1997, incorporated by reference in this Prospectus have been incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     With respect to the unaudited interim financial information for the periods ended September 30, 1997 and 1996, and December 31, 1997 and 1996, included in the Registrant's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1997, and December 31, 1997, respectively, and incorporated by reference in this Prospectus, the independent accountants have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1997 and December 31, 1997, and incorporated by reference herein, state that they do not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.


                                       PART II
                        INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

     The following is an itemized statement of all expenses in connection with the issuance and distribution of the securities being registered:

     Item                                                             Amount
     Securities and Exchange Commission Registration Fee             $ 4,369.69
     Blue Sky Fees and Expenses                                      $ 1,000.00*
     Legal Fees and Expenses                                         $ 1,000.00*
     Accounting Fees and Expenses                                    $ 1,000.00*
     Transfer Agent Fees and Expenses                                $   500.00*
     Miscellaneous Expenses                                          $   500.00*
          Total                                                      $ 8,369.69*

_______________

*Estimated Amounts.


Item 15.  Indemnification of Directors and Officers.

     Section 302A.521, Minnesota Statutes, provides that a corporation shall indemnify any person who was or is made or is threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties and fines including, without limitation, excise taxes assessed against each person with respect to any employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same penalties, fines, taxes and expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255 (regarding conflict of interest), if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons who were or are serving other organizations at the request of the corporation or whose duties involve or involved service for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

     The Company also maintains a directors and officers insurance policy, which insures the Company, its officers and directors against damages and costs incurred by reason of certain acts committed by such persons in their capacities as officers and directors.

Item 16.  Exhibits

                                                                   REGISTRATION
                                                                   S-K EXHIBIT
                                                                      TABLE
ITEM                                                                REFERENCE
----                                                                ---------
Form of Stock Certificate (incorporated by
reference to Exhibit 4.1 as part of
Registration Statement No. 33-70142 on
Form S-1 filed November 19, 1993)                                          4.1

Opinion of Bert M. Gross                                                   5.1

Letter re: Unaudited Interim Financial Information                         15

Consent of Coopers & Lybrand L.L.P.                                        23.1

Consent of Bert M. Gross  (included in Exhibit 5.1)                        23.3

Item 17.  Undertakings

     The undersigned Registrant hereby undertakes that:

     (1) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective, and

     (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant further hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commissioner by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 31st day of March, 1998.

                    REGIS CORPORATION


                    By:    /s/ Paul D. Finkelstein
                       -----------------------------------
                         Paul D. Finkelstein, President
                         and Chief Executive Officer




     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



     Signature                Title                                   Date
     ---------                -----                                   ----
  /s/ Myron Kunin             Chairman of the Board of
-------------------------     Directors                                 March 31   , 1998
Myron Kunin                                                           ------------


  /s/ Paul D. Finkelstein     President, Chief Executive
-------------------------     Officer and Director                      March 31   , 1998
Paul D. Finkelstein           (Principal Executive Officer)            ------------


  /s/ Randy L. Pearce         Senior Vice President, Finance,
-------------------------     and Chief Financial Officer               March 31   , 1998
Randy L. Pearce               (Principal Financial and Accounting     ------------
                                 Officer)

                              Director                                            , 1998
-------------------------                                             ------------
Rolf E. Bjelland


  /s/ Christopher A. Fox      Director                                  March 31   , 1998
---------------------------                                           -------------
Christopher A. Fox


                              Director                                             , 1998
---------------------------                                           -------------
Thomas Gregory


                                       II-3

                                   Director                                         , 1998
---------------------------                                           -------------
Van Zandt Hawn


                                   Director                                        , 1998
---------------------------                                           -------------
Susan Hoyt


  /s/ David B. Kunin               Director                             March 31   , 1998
---------------------------                                           -------------
David B. Kunin

                          SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.  20549

                                   ---------------

                                       EXHIBITS
                                          to
                                       FORM S-3


                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933

                                   ---------------

                                  Regis Corporation

                                  INDEX TO EXHIBITS


REGISTRATION
S-K EXHIBIT
   TABLE
 REFERENCE
----------
4.1            Form of Stock Certificate (incorporated by reference to Exhibit
               4.1 as part of Registration Statement No. 33-70142 on Form S-1 filed November 19, 1993)

5.1            Opinion of Bert M. Gross

15             Letter re: Unaudited Interim Financial Information

23.1           Consent of Coopers & Lybrand, L.L.P.

23.3           Consent of Bert M. Gross (included in Exhibit 5.1)
